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                                   EXHIBIT 21

                          GENERAL CIGAR HOLDINGS, INC.
                                    DELAWARE

                                                      STATE/JURISDICTION
   SUBSIDIARIES (1)                                     OF INCORPORATION
   ----------------                                     ----------------
General Cigar Co., Inc. (2)                          Delaware
387 PAS Corp.                                        New York
Club Macanudo, Inc.                                  New York
Culbro Tobacco, Inc.                                 Delaware
Club Macanudo (Chicago), Inc.                        Illinois
General Cigar Dominicana                             Santiago, Dominican Republic
Villazon & Company                                   Delaware


(1) The Company also has several inactive subsidiaries which considered in the aggregate as a single subsidiary would not constitute a significant subsidiary. The Consolidated Financial Statements of the Company include the accounts of all subsidiaries of the Company.

(2) Includes approximately 12 foreign subsidiaries through which it carries on its cigar growing, manufacturing and distribution businesses, and approximately 12 registered assumed or fictitious names used in its business.

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